MERGER AGREEMENT BY AND BETWEEN INTEGRATED
         CARBONICS, A NEVADA CORPORATION AND INTEGRATED
             CARBONICS CORP. A DELAWARE CORPORATION.


     This Agreement between Integrated Carbonics Corp., a Nevada corporation (herein referred to as "Nevada") and Integrated Carbonics Corp., a Delaware corporation, (herein referred to as "Delaware") is entered into this 30th day of October, 1997 (herein referred to as the "Effective Date") in Las Vegas, Nevada.

     This plan of reorganization shall be a reorganization within the meaning of Section 368(a)(1)(A) of the Internal Revenue Code, as amended. Delaware shall merge into purchaser pursuant to agreement of merger where the separate corporation existence of Delaware shall cease, and shareholders shall receive common stock of Nevada.

     In order to consummate the above plan or reorganization and in consideration of the mutual benefits to be derived and the mutual agreements contained herein, Nevada, Delaware and the shareholders approve and adopt this agreement and plan of reorganization.

     WHEREAS Nevada and Delaware desire to enter into this Agreement pursuant to the terms and conditions contained herein and for the sole purpose of redomiciling the corporation into Nevada;

     NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the parties to this Agreement, said parties agree as follows:

1. (a) The Recitals to this Agreement as above stated are hereby fully incorporated into the terms and conditions of the Agreement.

     (b) On the Effective Date, the separate existence of Delaware shall cease and Nevada shall continue as the surviving corporation under the corporate name Integrated Carbonics Corp.

     (c) The Articles of Incorporation and Bylaws of the surviving corporation shall be the Articles of Incorporation and Bylaws of Nevada in such form as they may exist immediately prior to the consummation of the Merger. On the effective date, the officers and directors of Nevada immediately prior to the consummation of the Merger shall resign and the officers and directors of the surviving corporation on the effective date shall be the officers and directors of Delaware immediately prior to the consummation of the merger.

     (d) At the effective date, by virtue of the Merger and without any action the part of Nevada, the Company, the Surviving corporation or the holder of any of the following securities:

          (i) Each common share of Delaware issued and outstanding immediately prior to the effective date shall be cancelled and extinguished and be converted into and become a right to receive and equal number of Nevada shares. This merger is done solely for the purpose of redomiciling the corporation and therefore shares converted shall not become restricted by such reissuance.

     (e)  Delaware and Nevada are each authorized to be issued
       50,000,000 shares.

2. The parties will, upon request of the other party, promptly execute and deliver all additional documents reasonably deemed by the other to be necessary, appropriate or desirable to complete and evidence the sale, assignment and transfer of any Shares pursuant to this Agreement, including, without limitation, stock powers endorsed in blank with signatures medallion guaranteed.

3. Each party shall pay its own expenses incurred in connection with this Agreement, except that all stock transfer taxes, if any, payable with respect to the transfer of the Shares shall be paid by Charter.

4. This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by each of the parties.

5. All notices, requests, claims, demands and other communications shall be in writing and shall be given (and shall be deemed to have been duly given if so given) if delivered in person, by cable, telegram or telex, or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties as follows:

     INTEGRATED CARBONICS CORP.
     c/o Shawn F. Hackman, Esq.
     1600 East Desert Inn Road, Suite 206-A
     Las Vegas, Nevada 89109

6. This Agreement may be executed in two or more counterparts, and by fax, each of which shall be deemed to be an original, but all of which together shall constitute one and the same document.

7. This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada (regardless of the laws that might otherwise govern under applicable
     Nevada principles of conflicts of law).

8. This Agreement shall be binding upon, inure to the benefit of, and be enforceable by the successors and assigns of the parties. Nothing expressed or referred to in this Agreement is intended or shall be construed to give any person other than the parties to this Agreement or their respective successors or assigns any legal or equitable right, remedy or claim under or in respect of this Agreement or any provision.

9. This Agreement and the documents expressly referred to, constitute the entire agreement among the parties with respect to the subject matter.

10. This Agreement shall terminate on the Effective Date unless all actions required under this Agreement have been fully performed.

     IN WITNESS, the parties have caused this Agreement to be duly executed and delivered on the day and year first above written.


INTEGRATED CARBONICS CORP.         INTEGRATED CARBONICS CORP.


A Nevada Corporation               A Delaware Corporation
//ss  Shawn F. Hackman             //ss  [illegible]
Sold Incorporator and Director     [Title unspecified]